
     AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES



Exhibit 11.1

Computation of Primary and Fully Diluted Earnings Per Common Share

                                        Three Months Ended
                                              June 30,
                                         1996          1995

NET EARNINGS                         $  405,359       519,549


WEIGHTED AVERAGE COMMON SHARES:

  Primary:
    Weighted average shares
       outstanding                    2,635,433     2,846,933
    Dilutive stock options              178,432       253,816
                                      2,813,865     3,100,749


  Fully Diluted:
   Weighted average shares
      outstanding                     2,635,433     2,846,933
   Dilutive stock options               178,740       253,816
                                      2,814,173     3,100,749


EARNINGS PER COMMON SHARE:


  Primary                            $     0.14          0.17




 Fully Diluted                       $     0.14          0.17










                                            15